Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Trustco Bank Corp NY of our report dated March 1, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Trustco Bank Corp NY for the year ended December 31, 2022.

/s/ Crowe LLP

New York, New York
May 24 2023